EXHIBIT 99.1
Houston, Texas
23 November 2009

FOR IMMEDIATE RELEASE

EARNINGS-

ATWOOD OCEANICS, INC., Houston-based International Drilling Contractor, announced today that the Company earned net income of $48,284,000 or $0.75 per diluted share, on revenues of $131,044,000 for the quarter ended September 30, 2009 compared to net income of $74,753,000 or $1.16 per diluted share, on revenues of $160,654,000 for the quarter ended September 30, 2008.  For the twelve months ended September 30, 2009, the Company earned net income of $250,745,000 or $3.89 per diluted share, on revenues of $586,507,000 compared to net income of $215,438,000 or $3.34 per diluted share, on revenues of $526,604,000 for the twelve months ended September 30, 2008.

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2009	2008

Revenues	$131,044,000	$160,654,000
Income before Income Taxes	59,438,000	87,244,000
Provision for Income Taxes	(11,154,000)	(12,491,000)
Net Income	48,284,000	74,753,000
Earnings per Common Share -
Basic	0.75	1.17
Diluted	0.75	1.16
Weighted Average Shares
Outstanding -
Basic	64,212,000	64,031,000
Diluted	64,786,000	64,697,000

	FOR THE TWELVE MONTHS ENDED SEPTEMBER 30,
	2009	2008

Revenues	$586,507,000	$526,604,000
Income before Income Taxes	296,431,000	244,775,000
Provision for Income Taxes	(45,686,000)	(29,337,000)
Net Income	250,745,000	215,438,000
Earnings per Common Share -
Basic	3.91	3.38
Diluted	3.89	3.34
Weighted Average Shares
Outstanding -
Basic	64,167,000	63,756,000
Diluted	64,493,000	64,556,000